Exhibit 99.1
NEWS RELEASE

For Immediate Release

Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com

Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Announces Acquisition of Airedale International Air Conditioning Limited of Leeds, U.K.

Accretive Acquisition Reinforces Strategy of Global Market, Customer and Product Diversification in Thermal Management

Racine, WI, May 3, 2005 -- Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that it has acquired privately held Airedale International Air Conditioning Limited of Leeds, England for approximately $38 million in cash.

Founded in 1974 in Leeds and with 2004 revenues of about $75 million, Airedale is a leading designer and manufacturer of specialty air conditioning systems sold in more than 50 countries worldwide. While the majority of its sales are in the United Kingdom, about 40 percent of Airedale's 2004 revenues were principally to North America, Europe, South Africa and Asia.

With its focus on specialty, low-volume, and value-added products and premium services for select, non-residential markets, Airedale offers an excellent opportunity to leverage the commercial and operational successes of Modine's North American heating, ventilation, air conditioning and refrigeration (HVAC&R) business, according to David Rayburn, Modine President and Chief Executive Officer. He noted that the acquisition of Airedale nearly doubles the size of Modine's HVAC&R business.

"Airedale strongly fits our acquisition criteria for product, market, customer and geographic diversification within our core business of applied thermal management," Rayburn said. "We share the belief with Airedale that the demand for energy efficient, environmentally friendly air conditioning systems will continue to rise. Like Modine's other businesses, Airedale focuses on customers and applications where technology, innovation and functionality are the drivers."

Airedale products are sold to installers, contractors and end users in a variety of commercial and industrial applications, including banking and finance, education, transportation, telecommunications, pharmaceuticals, electronics, hospitals, defense, petrochemicals, and food and beverage processing. Products include close control units for precise temperature and humidity control applications; chiller units and condensing units; comfort products; and equipment service and controls. Airedale has approximately 450 employees and production facilities in Leeds, England, which includes a product development lab and testing center; Bensalem, Pennsylvania; Johannesburg, South Africa; and Zhongshan, China, which opened in early 2005.

Modine's HVAC&R division, a part of the Company since 1922 when founder A.B. Modine invented the hydronic unit heater, provides unit heaters, infrared and rooftop makeup air heaters to more than 1,500 customers, primarily in North America. In addition, the division manufactures copper tube aluminum fin and stainless steel heat exchangers for major North American original equipment (OE) air conditioning and refrigeration customers. It has production facilities in West Kingston, Rhode Island; Buena Vista, Virginia; and Nuevo Laredo, Mexico.

"By integrating Airedale into our HVAC&R business, we can take even greater and faster advantage of growing worldwide air conditioning opportunities," stated Wayne Canfield, General Manager of Modine's Commercial HVAC&R Division. "These include the emergence of Chinese and Eastern Europe AC markets, expanding mobile telecommunications services, increasingly stringent energy efficiency targets requiring replacement or refurbishment of existing AC systems, growing demand for close control units for computer rooms, and rising worldwide energy costs, which encourage greater emphasis on more efficient products to lower operating costs."

"We see promising opportunities for cross-selling Modine and Airedale products into key European and North American markets, continued development of the large U.S. education market, greater penetration within a highly fragmented European market for both air conditioning and heating products, leveraging both businesses' significant technical expertise, and ongoing cost reductions and synergies," Canfield said.

"The Airedale acquisition is expected to be accretive, before synergies, to our earnings per share in fiscal 2006, which began on April 1," said Bradley C. Richardson, Modine Vice President, Finance and Chief Financial Officer. "The $38 million purchase price represents a highly competitive 6.5 times Airedale's 2004 normalized EBITDA. Airedale is debt-free and, like Modine, has enjoyed a strong balance sheet for many years. The acquisition was financed through a combination of excess cash and the use of existing credit lines."

Robert W. Baird & Co. Incorporated acted as financial advisor to Modine and Eversheds LLP provided legal counsel. N M Rothschild & Sons Limited acted as financial advisor to Airedale and Walker Morris Solicitors provided legal counsel.

Modine, with fiscal 2004 revenues of $1.2 billion, specializes in thermal management systems and components, bringing heating and cooling technology and solutions to diversified global markets. The Company's products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Modine employs more than 8,700 people worldwide at 36 facilities. More information about Modine can be found at www.modine.com.

Note: A slide presentation on the Airedale acquisition is available at www.modine.com.

This news release may contain statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Company's 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding the benefits of the proposed transaction, and incremental business. These forward-looking statements are particularly subject to a number of risks and uncertainties, including international economic changes and challenges; continued market acceptance and demand for the acquired business' products and technologies, and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. Modine does not assume any obligation to update any of these forward-looking statements.